As filed with the Securities and Exchange Commission on May 2, 1997
                                             Registration No. 33- ___________


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                            FORM S-8
                     REGISTRATION STATEMENT
                Under the Securities Act of 1933

                   PHP HEALTHCARE CORPORATION
     (Exact name of registrant as specified in its charter)

           Delaware                       54-1023168
 (State or other jurisdiction          (I.R.S. Employer
              of                        Identification No.)
incorporation or organization)

  11440 Commerce Park Drive                 20191
          Reston, VA                      (Zip Code)
    (Address of principal
      executive offices)

         PHP HEALTHCARE CORPORATION 1996 INCENTIVE PLAN
         AMENDED AND RESTATED PHP HEALTHCARE CORPORATION
                     1986 STOCK OPTION PLAN
       PHP HEALTHCARE CORPORATION DIRECTORS' RETAINER PLAN
    STOCK OPTION AGREEMENT BETWEEN PHP HEALTHCARE CORPORATION
         AND JOHN P. COLE DATED AS OF SEPTEMBER 29, 1994 STOCK OPTION AGREEMENT BETWEEN PHP HEALTHCARE CORPORATION
       AND MICHAEL E. GALLAGHER DATED AS OF AUGUST 1, 1994 STOCK OPTION AGREEMENT BETWEEN PHP HEALTHCARE CORPORATION
        AND CHARLES P. REILLY DATED AS OF AUGUST 1, 1994
                    (Full title of the plans)

               Ben Rosenbaum III, General Counsel
                   PHP Healthcare Corporation
                   11440 Commerce Park Drive
                        Reston, VA 20191
                         (703) 758-3600
  (Name, address and telephone number, including area code, of agent for service)

                 CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------
                            Proposed     Proposed
  Title of                  maximum      maximum
 securities    Amount       offering     aggregate      Amount of
   to be       to be        price per    offering       registration
 registered    registered   share (2)    price (2)      fee
--------------------------------------------------------------------
Common
stock, $.01    2,870,000     $4.50 -    $34,528,800.00  $10,463.27
par value         (1)        $12.813
--------------------------------------------------------------------
(1)  Includes (i) 2,000,000 shares of common stock, par value
     $.01 per share, of the Registrant ("Shares") issuable upon the exercise of options which have been or may be granted under the Amended and Restated PHP Healthcare Corporation
     1986 Stock Option Plan (the "1986  Plan"); (ii) 500,000
     Shares issuable upon the exercise of options to be granted under the PHP Healthcare Corporation 1996 Incentive Plan
     (the "1996 Plan"), (iii) 100,000 Shares issuable under the
     PHP Healthcare Corporation Directors' Retainer Plan (the "Retainer Plan"), (iv) 30,000 Shares issuable at an exercise price of $4.50 per Share upon the exercise of options granted under the Stock Option Agreement dated as of September 29, 1994 between the Company and John P. Cole (the "Cole Option"); (v) 102,858 Shares issuable at an exercise price of $4.50 per share upon the exercise of options granted under the Stock Option Agreement dated as of August
     1, 1994 between the Company and Michael E. Gallagher (the "Gallagher Option") and (vi) 137,142 Shares issuable at an exercise price of $4.50 per share upon the exercise of options granted under the Stock Option Agreement dated as of August 1, 1994 between the Company and Charles P. Reilly
     (the "Reilly Option").
(2) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee. With respect to the 2,600,000 shares referred to in clauses (i), (ii) and (iii) of Note (1) above, the maximum offering price has been calculated based upon a price of $12.813 per share, the average of the high and low prices reported on the NYSE on April 25, 1997.

                        EXPLANATORY NOTE


     This Registration Statement relates to (i) an amendment of the Registrant's 1986 Plan increasing the number of Shares authorized tobe issued thereunder from 1,500,000 to 3,500,000;
(ii) 500,000 Shares issuable upon the exercise of options to be granted under the 1996 Plan, (iii) 100,000 Shares issuable under the Retainer Plan; (iv) 30,000 Shares issuable upon the exercise of options granted under the Cole Option; (v) 102,858 Shares issuable upon the exercise of options granted under the Gallagher Option and (vi) 137,142 Shares issuable upon the exercise of options granted under the Reilly Option. With respect to the 2,000,000 Shares registered hereunder that relate to the Registrant's 1986 Plan, and pursuant to General Instruction E of the Instructions to Form S-8, the contents of Registration Statement No. 33-41557 on Form S-8 relating to the Registrant's 1986 Plan as filed with the Securities and Exchange Commission on July 11, 1991 (the "Prior Registration Statement") are hereby incorporated by reference. The difference in the number of Shares between the 3,500,000 Shares and 2,000,000 Shares being registered hereunder were previously registered on Registration Statement No. 33-41557. Part II of the Prior Registration Statement is amended to include the information contained in Part II of this Registration Statement.

  PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents, which are filed with the Securities and Exchange Commission, are incorporated in this Registration Statement on Form S-8 (the "Registration Statement") by reference:

    (a)  The Company's latest Annual Report on Form 10-K for the
Fiscal Year ended April 30, 1996.

    (b)  All other reports filed by the Company pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

    (c) The description of the common stock of the Company, par value $.01 per share (the "Common Stock"), contained in the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on February 20, 1996, as amended through the date hereof.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold or which deregisters all shares of the securities offered then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities

         Not applicable.

Item 5.  Interests of Named Experts and Counsel

         None.

Item 6.  Indemnification of Directors and Officers

        Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such persons' heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

        Article IX of the Company's By-laws provides that the Company shall indemnify its directors and officers to the fullest extent authorized by the DGCL, except that the Company may purchase indemnity insurance. The Company has obtained primary and excess insurance policies insuring the directors and officers of the Company against certain liabilities that they may incur in their capacity as directors and officers. Under such policies, the insurers, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

        Section 102(b)(7) of DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article 9 of the Company's Certificate of Incorporation limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

Item 7.  Exemption from Registration Claimed

         Not applicable.

Item 8.  Exhibits

Exhibit                   Description of Exhibit
  No.


4.1 Specimen form of the Company's Common Stock certificate (incorporated by reference to Exhibit 7.1 to the Company's Form 8-A, Amendment No. 1, filed with the Securities and Exchange Commission on August 11,
          1992).

5.1       Opinion of Ben Rosenbaum III, General Counsel of the
          Company, as to the legality of the Shares being registered.

15.1 Letter of Coopers & Lybrand L.L.P. regarding unaudited interim financial statements.

23.1      Consent of Coopers & Lybrand L.L.P.

23.2      Consent of KPMG Peat Marwick LLP

23.3      Consent of Ben Rosenbaum III, General Counsel of the
          Company (included in Exhibit 5.1 to this Registration
          Statement).


Item 9.  Undertakings

    (a)  The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)   to include any prospectus required by Section
                    10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

              (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

              (iii) to include any material information with
                    respect to the plan of distribution not
                    previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

          Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, Commonwealth of Virginia, on May 2, 1997.


                              PHP HEALTHCARE CORPORATION


                              By /s/ Anthony M. Picini
                                ___________________________
                                Anthony M. Picini
                                Executive Vice President and
                                Chief Financial Officer

                        POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jack M. Mazur, Anthony M. Picini and Ben Rosenbaum III as his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any and all pre-effective and post-effective amendments, and any and all documents in connection therewith, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies, approves and confirms all that his said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                           Title               Date

      /s/Charles P. Reilly     Chairman of the      May 2, 1997
      Charles P. Reilly        Board

      /s/Robert L. Bowles, Jr. Director             May 2, 1997
      Robert L. Bowles, Jr.

      /s/Paul T. Cuzmanes      Director             May 2, 1997
      Paul T. Cuzmanes

      /s/ Jospeh G. Mathews    Director             May 2, 1997
      Joseph G. Mathews

      /s/Jack M. Mazur         Chief Executive      May 2, 1997
      Jack M. Mazur            Officer, President
                               and Director

      /s/Donald J. Ruffing     Director             May 2, 1997
      Donald J. Ruffing

      /s/George E. Schafer     Director             May 2, 1997
      George E. Schafer

      /s/Michael D. Starr      Director             May 2, 1997
      Michael D. Starr

      /s/Anthony M. Picini     Executive Vice       May 2, 1997
      Anthony M. Picini        President and
                               Chief Financial
                               Officer

                          EXHIBIT INDEX


                                                  Page No. in
                                                 Sequentially
Exhibit          Description of Exhibit          Numbered Copy
  No.


4.1       Specimen form of the Company's Common
          Stock certificate previously filed as
          Exhibit 7.1 to the Company's Form
          8-A, Amendment 1, filed with the
          Securities and Exchange Commission on
          August 11, 1992.*

5.1       Opinion of Ben Rosenbaum, General
          Counsel of the Company, as to the
          legality of the Shares being
          registered.

15.1      Letter of Coopers & Lybrand L.L.P.
          regarding unaudited
          interim financial statements.

23.1      Consent of Coopers & Lybrand L.L.P.

23.2      Consent of KPMG Peat Marwick LLP.

23.3      Consent of Ben Rosenbaum III, General
          Counsel of the Company (included in
          Exhibit 5.1).


_______________________

*  Incorporated by reference.